UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 13, 2014

NAPCO SECURITY TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

Delaware	0-10004	11-2277818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bayview Avenue, Amityville, New York 11701
(Address of principal executive offices)

Registrant's telephone number, including area code (631) 842-9400

(Former name and former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

The following description of our common stock and the provisions of our Certificate of Incorporation, as amended, and Bylaws, as amended, are summaries of material terms and provisions and are qualified by reference to our Certificate of Incorporation, as amended, and the Bylaws, as amended, copies of which have been filed with the Securities and Exchange Commission as exhibits to Registrant’s Form 10K for the year ended June 30, 2013.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, of which 19,408,276 shares are outstanding.

The Company is authorized to issue one class of common stock.  Holders of common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders.  Holders of common stock do not have cumulative voting rights in the election of directors.  Holders of common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds.  The Board of Directors is divided into three classes (which are as nearly equal in number as possible).  Each class is elected for a term of office expiring at the third succeeding annual meeting of stockholders after their respective elections.  Upon our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  There are no sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are fully paid and non-assessable.  A majority of total votes of the holders of common stock is generally required to take action under our Certificate of Incorporation, as amended, and By-laws, as amended..

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

NAPCO SECURITY TECHNOLOGIES, INC.
(Registrant)

Date:	February 13, 2014	By:	/s/ Kevin S. Buchel
Kevin S. Buchel
Senior Vice President and Chief Financial Officer